AVIATION SALES COMPANY AND SUBSIDIARIES

                       LIST OF SUBSIDIARIES OF REGISTRANT



Aviation Sales Operating Company (wholly-owned subsidiary)
     Aviation Sales Leasing Company (wholly-owned subsidiary of Aviation Sales Operating Company)
     Aviation Sales Bearings Company (wholly-owned subsidiary of Aviation Sales Operating Company)

Aviation Sales Finance Company (wholly-owned subsidiary)